Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

DIADEXUS, INC.

diaDexus, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: The name of the Corporation is diaDexus, Inc. The Corporation was originally incorporated under the name “Genenvax, Inc.” and the Corporation’s original Certificate of Incorporation was filed with the Delaware Secretary of State on November 27, 1995.

SECOND: The Corporation filed a Restated Certificate of Incorporation on November 10, 2010 and a Certificate of Change of Registered Agent and Registered Office on January 21, 2011 (collectively, the “Restated Certificate of Incorporation”).

THIRD: This amendment of the Restated Certificate of Incorporation was duly adopted by the Corporation’s Board of Directors and stockholders in accordance with Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: Section 4.1 of the Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

“4.1 The total number of shares of stock that the corporation is authorized to issue is 120,000,000, consisting of 100,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share. The common stock will be subject to the rights and preferences of the preferred stock as set forth in this Restated Certificate of Incorporation and the resolution or resolutions providing for the issue of any such stock adopted by the board of directors.”

FIFTH: All other provisions of the Restated Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused the Certificate of Amendment to the Restated Certificate of Incorporation to be signed by its Interim President and Chief Executive Officer on this 14th day of July, 2011.

DIADEXUS, INC.

By:	/s/ James P. Panek
James P. Panek
Interim President and Chief Executive Officer